Exhibit 99.1
                             First Financial Bancorp

                            P R E S S   R E L E A S E

    For Immediate Release                                          July 25, 2003

    Contact Person:
    Leon Zimmerman
    President and CEO
    (209) 367-2000

                         First Financial Bancorp Reports
              Second Quarter Growth and Year to Date 2003 Earnings

              Lodi, Calif. (Business Wire) - July 25, 2003 - First Financial Bancorp (OTCBB: FLLC) the parent company of Bank of Lodi, N.A., today reported continued success in achieving its growth objectives for assets, loans and demand deposits. When comparing June 30, 2003 to the same date last year, total assets increased $39 million, or 16%, to total $281 million, gross loans increased $16 million, or 11%, to total $172 million and total demand deposits increased $20 million, or 19% to total $127 million. Year to date, total assets increased $25 million, or 10%, gross loans increased $7 million or 4% and total demand deposits increased $12 million, or 10%. Net income for the Company during the second quarter of 2003 totaled $359,000, or $0.21 per diluted share and represents an increase of 82% over the same period last year. Year to date, net income totaled $701,000, or $0.41 per diluted share which represents an increase of 47% over the same period last year.

              "We are very pleased with the progress we have made this quarter and are determined to keep the momentum rolling," reported Leon Zimmerman, President and Chief Executive Officer. "The results demonstrate that, given time, our strategic plan for growth and expansion will produce the shareholder value we all expect," he said. "Our significant improvement in net income shows that, as we spread our expenses over a larger pool of assets, we will make great strides in overall performance and the growth strategy is working. For now, we are willing to let our progress speak for itself."

              Net interest income totaled $2,872,000 in the second quarter of 2003, compared to $2,625,000 for the same period last year, representing an increase of $247,000. The increase is primarily attributable to a decrease of $276,000 in interest expense. This decrease resulted primarily from a decline in the Company's average cost of funds which decreased from 1.75% in the second quarter of 2002 to 1.14% in the second quarter of 2003. While the Company also experienced a decrease in the yield on average earning assets, from 7.37% in 2002 to 6.34% in 2003, the reduction in interest income resulting from the lower yield was offset by income generated from a $30 million increase in average earning assets. Net interest income for the six month period ended June 30, 2003 totaled $5,501,000, representing an increase of $727,000 over the prior year period which totaled $4,774,000. The increase in net interest income during the six month period is also related primarily to a decrease of $629,000 in the Company's average cost of funds, which decreased from 1.87% for the first six months of 2002 to 1.16% for the first six months of 2003. While average earning assets during the first six months of 2003 increased $22 million as compared to the same period in 2002, the average yield declined from 6.98% to 6.35%.

              The provision for loan losses totaled $55,000 and $312,000 for the three and six month period ending June 30, 2003. This compares to a provision of $181,000 and $376,000 during the three and six month period ending June 30, 2002. Net charge-offs for the six month period ending June 30, 2003 totaled $109,000 as compared to $64,000 for the same period last year. The ratio of the allowance for loan losses to gross loans was 1.9% at June 30, 2003 and 2002. The ratio at December 31, 2002 was 1.8%. At June 30, 2003 nonperforming loans totaled $2,350,000, or 1.4% of gross loans as compared to and $2,409,000, or 1.5% at December 31, 2002 and $3,454,000, or
     2.2% at June 30, 2002.

              Noninterest income for the second quarter of 2003 increased $177,000, or 19.3%, over the same period last year. For the first six months of 2003, noninterest income increased $130,000, or 6.1% compared to the first six months of 2002. In general, the increase in noninterest income is attributable to increases in the gain on sale of mortgage and SBA loans combined with increases in servicing fees and charges. Included in noninterest income is $88,000 and $262,000 attributable to gains resulting from the sale of investment securities during the first quarter of 2003 and 2002, respectively. The Company also realized gains from the sale of other real estate totaling $5,000 during the second quarter of 2003 and $22,000 during the first quarter of 2002.

              Noninterest expense for the second quarter of 2003 increased $242,000, or 7.7%, over the same period last year. For the first six months of 2003, noninterest expense increased $483,000 or 8.0%, compared to the first six months of 2002. Included in noninterest expense during the second quarter of 2003 are costs totaling $94,000 associated with responding to the disruptive actions initiated by three dissident directors. Without this unanticipated expense, the increase in noninterest expense would have been 4.7% and 6.5% for the second quarter and six month period during 2003, respectively, primarily associated with increases in salary and benefits and occupancy expenses. "We are very disappointed that three directors who uniformly have voted in favor of our strategic initiatives now are determined to undermine our progress and, in the process, have directly cost our shareholders approximately $0.03 per diluted share this quarter. Without the expenses caused by the three dissident directors, net income for the quarter and year to date would have increased 110% and 58%, respectively, over the same three and six month periods last year. We question their motives and their compliance with their fiduciary duties," said Zimmerman.

              As a result of increases in taxable income combined with a reduction in tax exempt income, the Company's provision for income taxes during the second quarter of 2003 totaled $145,000 compared to a benefit of $1,000 during the second quarter of 2002. For the first six months of 2003, the provision for income taxes totaled $269,000 as compared to $54,000 during the same period last year.

              First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.

              This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions.
     These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.

                               (Tables to Follow)

                    FIRST FINANCIAL BANCORP AND SUBSIDIARIES
                   Condensed Consolidated Statements of Income
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                         Three Months Ended                Six Months Ended
                                                              June 30,                         June 30,
                                                    -----------------------------    -----------------------------
                                                        2003            2002             2003            2002
                                                    -------------   -------------    -------------   -------------
Total interest income                                 $   3,561          3,590             6,837           6,739
Total interest expense                                      689            965             1,336           1,965
                                                    -------------   -------------    -------------   -------------
Net interest income                                       2,872          2,625             5,501           4,774
Provision for loan losses                                    55            181               312             376
Noninterest income                                        1,092            915             2,270           2,140
Noninterest expense                                       3,405          3,163             6,489           6,006
Provision for income taxes                                  145             (1)              269              54
                                                    -------------   -------------    -------------   -------------
Net income                                            $     359            197               701             478
                                                    =============   =============    =============   =============

Basic earnings per share:
     Net income available for common stock
       shareholders                                       $0.22           0.12              0.43            0.29
     Weighted average shares                          1,629,872      1,624,308         1,629,930       1,625,949

Diluted earnings per share:
     Net income available for common stock
       shareholders                                       $0.21           0.12              0.41            0.28
     Weighted average shares                          1,725,308      1,690,867         1,709,470       1,689,008

Selected ratios:
     Annualized return on average total equity             7.29%          4.34%             7.17%           5.11%
     Annualized return on average total assets             0.53%          0.33%             0.52%           0.42%
     Average equity to average assets                      7.29%          7.70%             6.56%           5.11%
     Net interest margin                                   5.11%          5.39%             5.11%           4.94%


                           Selected Balance Sheet Data
                                 (in thousands)
                                   (Unaudited)

                                               -----------------------------------------------------
                                                 June 30,         December 31,         June 30,
                                                   2003               2002               2002
                                               ---------------  -----------------  -----------------
Total assets                                        $280,512            255,246            241,063
Securities, available for sale                        47,971             33,125             47,080
Total loans, gross                                   172,218            165,519            155,765
Allowance for loan losses                              3,260              3,057              2,980
Total demand deposits                                127,426            115,503            107,356
Total deposits                                       246,539            210,679            202,720
Short term borrowings                                  5,339             14,885             12,360
Trust preferred debt                                   5,000              5,000              5,000
Total shareholders equity                             19,817             19,270             18,377

Nonperforming loans                                    2,350              2,409              3,454